Exhibit 99

THE DOLAN COMPANY REPORTS

FIRST QUARTER 2013 RESULTS

•	First quarter revenues decreased 8.5% year-over-year to $54.7 million

•

Net loss attributable to The Dolan Company was $7.2 million, or $0.25 per diluted share. This includes an $10.7 million impairment charge, partially offset by the reversal of a $5.0 million purchase price holdback

•	Cash earnings were $0.2 million, or $0.01 per diluted share (See “Non-GAAP Financial Measures” below)

•	Adjusted EBITDA was $5.7 million (See “Non-GAAP Financial Measures” below)

•	Strong growth achieved in e-discovery revenues and earnings

•	Company affirms guidance for 2013

MINNEAPOLIS, MN – May 2, 2013 – The Dolan Company (NYSE: DM), a leading provider of professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended March 31, 2013.

“First quarter operating trends were mixed, as our e-discovery business posted strong growth, while our mortgage-related business, National Default Exchange, or NDeX, remained depressed,” said James P. Dolan, chairman, chief executive officer, and president. “Our e-discovery business saw across the board strength in demand for both document review and technology processing. We remain encouraged about current business trends and the growth opportunities we see for our e-discovery business,” Dolan said.

“Our mortgage default-related businesses remained under pressure from the reduced pace of referrals as the largest servicers figure out how they want to implement new regulations and procedures. Given the lower volumes, margins for NDeX were under pressure and revenue shortfalls outpaced our cost reduction efforts,” Dolan said.

“Our litigation support segment showed very strong growth this quarter. Litigation support revenue grew by almost 25% year over year, spurred by 34% growth in our e-discovery business. At DiscoverReady, we saw strong demand from existing clients while our excellent sales and marketing teams continued to build a very healthy pipeline of new clients. In addition, during the quarter DiscoverReady was awarded its first patent, for predictive coding, a very important technology on the cutting edge of the industry,” Dolan said.

“During the quarter we continued to make progress in improving our balance sheet. Principal payments plus a preferred stock sale reduced our net debt to $147.8 million during the quarter and we were in compliance with all of our debt covenants at quarter end,” Dolan said. “We have received an income tax refund of approximately $11 million during the second quarter. This will be used to further reduce our debt,” Dolan added.

“In the first quarter, revenues at NDeX declined by 32% compared to last year. The California Homeowners Bill of Rights, new national mortgage servicing standards, and continuing delays by some of the nation’s largest servicers all had an impact on lower default-related revenue. During the quarter, we moved aggressively to cut costs to better rebalance expenses to revenues. Severance and termination costs were incurred during the quarter. We expect the net P&L benefits to be more visible from the second quarter onward. Predicting the timing and extent of default referral volume improvement remains very challenging. Our cost reduction efforts will continue,” Dolan said.

“Business Information Division revenue declined by almost 11% in the first quarter compared to last year. This was driven by public notice revenues, which declined 17%. Similar to the preceding quarter, public notice advertising felt the impact of lower mortgage default volumes, which reduced margins and profitability. We believe the decline in public notice revenue is mostly timing related and should improve at some point in the future,” Dolan said.

“During the quarter, we decided to pursue strategic alternatives for our Indiana NDeX unit and portions of our Public Affairs Intelligence Group. For 2012, the combination of these businesses (NDeX Indiana, DataStream, and Legislative Information Services of America) accounted for an aggregate of $11.4 million of revenue and a negative $3.2 million of adjusted EBITDA. Because of the steps we have taken with these businesses, their results are not reflected in our first quarter 2013 financial results from ongoing operations, as we are treating them as discontinued operations,” Dolan said.

2013 Guidance

Due to the lack of near-term visibility into its NDeX default processing operation and the overall foreclosure-related environment, the company has provided only partial 2013 guidance. The company has provided revenue and adjusted EBITDA guidance only for its Business Information Division and litigation support segment, including corporate costs. The company’s 2013 financial guidance for these segments is:

2013 Financial Guidance
(dollars in millions)
Total revenues (excluding NDeX operations)	$160-$170 million
Adjusted EBITDA (excluding NDeX operations)	$30-$35 million

Overall this 2013 revenue and adjusted EBITDA guidance is unchanged from the first quarter. This guidance presumes the following: 1) Litigation Support revenues and adjusted EBITDA will grow by low double digits; 2) Business Information revenue and adjusted EBITDA will be flat to down in low double digits; 3) depreciation expense will be $8.5-$9.0 million (including NDeX); 4) amortization expense will be $16.0-$17.0 million (including NDeX); and 5) there will be 30.2 to 30.4 million fully diluted shares outstanding.

This guidance excludes the effect of any M&A activity during the remainder of 2013. It also assumes that there will be no additional material effect on results of operations from current or future government legislation, programs or investigations, or from lender-based programs or moratoria. These include, but are not limited to, programs, legislation, investigations and moratoria detailed in the “Regulatory Environment” and “Risk Factors” sections of the company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed on March 8, 2013, and Form 10-Q for the quarter ended March 31, 2013, which we expect to file today.

First Quarter 2013

Financial results for the three months ended March 31, 2013, and 2012 are as follows:

Dollars in thousands, except per share data	Three Months Ended Mar. 31, 2013	Three Months Ended Mar. 31, 2012	Year-over- Year % Change
	(unaudited)	(unaudited)
Total revenues	$54,695	$59,798	(8.5)%
Professional Services Division revenues	38,919	42,103	(7.6)%
Business Information Division revenues	15,776	17,695	(10.8)%
Operating income	3,723	2,730	36.4%
Net (loss) income attributable to The Dolan Company	(7,220)	169	(4,372.2)%
Adjusted EBITDA *	5,712	10,127	(43.6)%
Income from continuing operations attributable to The Dolan Company per diluted share	$0.00	$0.03	(100.0)%
Cash earnings *	159	4,081	(96.1)%
Cash earnings per diluted share *	$0.01	$0.13	(92.3)%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why we believe these are important measures of our performance.

Professional Services Division Results

The Professional Services Division provides specialized processing services to the legal profession through NDeX, Counsel Press, and DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States. Together, Counsel Press and DiscoverReady compose the company’s litigation support segment. Counsel Press is the largest provider of appellate services in the United States, and DiscoverReady provides outsourced discovery management, including document review, data hosting and processing services, to major corporations and law firms.

Division revenues for the first quarter were $38.9 million, a decline of 7.6% from $42.1 million in the first quarter of 2012. The decline was the result of much lower NDeX file volume, which was partially offset by stronger revenue at DiscoverReady.

NDeX received 35,600 mortgage default files for processing during the first quarter and generated $16.0 million in revenues. This compares to 55,400 files received for processing and $23.7 million in revenues in the first quarter of 2012. The total number of mortgage default files received decreased by more than 30% in the quarter compared to the first quarter of last year.

The litigation support segment contributed $22.9 million in revenues during the first quarter of 2013, an increase of 24.5% from a year ago, with the e-discovery business growing 34.2%.

Direct operating expenses within the Professional Services Division increased 3.8% to $20.8 million during the first quarter of 2013, from $20.0 million for the same period in 2012. Lower direct operating expense at NDeX was offset by higher direct operating expenses at DiscoverReady. Selling, general and administrative expenses were $14.3 million during the first quarter of 2013, a 5.5% decline from the same period in 2012. Both NDeX and DiscoverReady showed a SG&A decline in the quarter.

Business Information Division Results

The Business Information Division publishes print and electronic legal publications, business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted professional audiences in 19 geographic markets across the United States.

Business Information Division revenues for the first quarter of 2013 were $15.8 million, a 10.8% decrease from $17.7 million in the first quarter of 2012. The majority of the decrease was driven by lower public notice revenue.

Direct operating expenses for the Business Information Division were $6.0 million during the first quarter of 2013, a 7.9% decline compared to $6.5 million last year. In addition, selling, general and administrative expenses of $7.5 million were 3.8% lower than last year.

Balance Sheet and Liquidity

As of March 31, 2013, the company held $2.4 million of cash and cash equivalents, compared to $1.5 million for the same period last year. During the first quarter of 2013, the company generated $1.5 million of cash from operating activities and had negative $200 thousand of free cash flow, which is defined as net cash provided by operating activities minus capital expenditures. Quarterly capital expenditures were $1.7 million. Days sales outstanding were 86.4 days for the first quarter of 2013, which was up modestly from 84.5 days in the first quarter of last year.

Total debt outstanding at the end of the first quarter was $150.2 million, of which $119.0 million was under a term loan facility. Net debt was $147.8 million, down $14.7 million from the end of 2012. At March 31, 2013, the combined weighted-average interest rate on the company’s credit facilities was 5.2%. The leverage ratio at the end of the quarter was 3.9 times total debt to trailing twelve-month pro forma adjusted EBITDA, which is down from 4.2 times as of December 31, 2012, and within the maximum of 4.5 times allowed under the senior debt covenants for that period.

Non-GAAP Financial Measures

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, The Dolan Company reports the following non-GAAP measures:

•

Adjusted EBITDA, defined as GAAP income from continuing operations adjusted for the impact of the following: net interest expense resulting from the company’s net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; income tax expense; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts and holdback recorded in connection with acquisitions; non-recurring items of income or expense, if applicable, including impairments of long-lived assets; and distributions paid to holders of noncontrolling interest;

•

Cash earnings, defined as GAAP income from continuing operations adjusted for the impact of the following: noncontrolling interests; non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; certain non-recurring items of income or expense, including impairments of long-lived assets; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate;

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding; and

•	Free cash flow, defined as net cash provided by operating activities minus capital expenditures.

The Dolan Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand its operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to The Dolan Company. In addition, it should be noted that the company’s calculations of adjusted EBITDA, cash earnings, cash earnings per diluted share, and free cash flow may not be comparable to the calculations of such measures by other companies.

The following is a reconciliation of income from continuing operations to adjusted EBITDA (in thousands):

	Three Months Ended March 31,
	2013	2012
Income from continuing operations	$400	$451
Interest expense, net	2,538	2,032
Income tax expense	785	247
Amortization of intangibles	4,016	4,280
Depreciation expense	1,993	1,869
Amortization of Detroit Legal News Publishing intangible	377	377
Non-cash compensation expense	707	790
Non-cash fair value and other adjustments on earnout liabilities and due to seller recorded in connection with acquisitions	(5,021)	81
Cash distributions to holders of non-controlling interest	(83)	—

Adjusted EBITDA	$5,712	$10,127

The following is a reconciliation of income from continuing operations to cash earnings and cash earnings per diluted share (in thousands, except per share data):

	Three Months Ended March 31,
	2013	2012
Income from continuing operations	$400	$451
Noncontrolling interests (loss) inocme	(269)	346
Non-cash compensation expense	707	790
Non-cash fair value and other adjustments on earnout liabilities and due to seller recorded in connection with acquisitions	(5,021)	81
Amortization of intangibles	4,016	4,280
Amortization of Detroit Legal News Publishing intangible	377	377
Adjustment to income tax expense related to reconciling items at effective tax rate	(51)	(2,244)

Cash earnings	$159	$4,081

Income from continuing operations attributable to The Dolan Company per diluted share (GAAP)	$—	$0.03

Cash earnings per diluted share	$0.01	$0.13

Weighted average diluted shares outstanding	30,328	30,272

Conference Call

The company has scheduled a conference call for Thursday, May 2, at 8:30 a.m. U.S. Eastern Standard Time (7:30 a.m. U.S. Central Standard Time). The dial-in number is (888) 517-2513, and the passcode is 681 4229#. The call will be hosted by James P. Dolan, chairman, chief executive officer and president, and will include Scott J. Pollei, executive vice president and chief operating officer, and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of the company’s Web site at www.thedolancompany.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in the conference call will be available through the investor relations section of the company’s Web site at www.thedolancompany.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company’s Web site for a period of 21 days after the call. In addition, the company’s SEC Form 10-Q is available via its Web site at www.thedolancompany.com.

Statement Regarding Forward Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts are forward-looking statements. Such forward-looking statements include statements related to the company’s “guidance” as well as statements using words such as “anticipate,” “expect,” “believe,” “convinced,” “continue,” “to come,” “will,” “may,” “estimate,” “assume,” “presume,”“pursue,” “outlook,” “look,” “optimistic,” “plan,” “goal,” “milestone” and similar expressions. Forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: our ability to fund our ongoing operations, repay our indebtedness, pay dividends on our preferred stock, fund capital expenditures and make acquisitions; our ability to comply with covenants in our debt instruments; our ability to obtain waivers from our lenders of any failure to comply with covenants in our debt instruments or of events of default; our ability to amend our debt instruments in the future; the possibility that we may have to record significant charges to earnings as a result of impairment of our intangible assets; our ability to retain key personnel; the adverse resolution of a future lawsuit or claim against us; the failure or disruption of our proprietary case management software systems, our document hosting, processing, conversion and review systems, or our website and online networks; the possibility that the number of mortgage default files referred to us may decrease or fail to increase; the risk that our customers or their clients fail to timely pay us for our services, or at all; the effect of existing and future legislation, government investigations, litigation, court orders, settlements and client slow-downs on our mortgage default processing services and public notice operations; our ability to retain key customers and develop new customer relationships in our litigation support services segment and our mortgage default processing business; certain key personnel of our subsidiary NDeX also have been shareholders and principal attorneys of our law firm customers and may at times have had interests that differed from or conflict with our interests; the effect of changes in the economies and demographics of the markets that we serve; our ability to accurately value, successfully complete and successfully integrate acquisitions; and the other risk factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2012, which we filed with the SEC on March 8, 2013. We undertake no obligation to update any forward-looking statements in light of new information or future events.

FOR IMMEDIATE RELEASE

Contact Robert J. Evans, Director of Investor Relations

(612) 317-9430

Bob.evans@thedolancompany.com

The Dolan Company

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,448	$3,509
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,649 and $1,809 as of March 31, 2013, and December 31, 2012, respectively)	55,683	60,300
Unbilled pass-through costs	3,025	4,668
Prepaid expenses and other current assets	4,437	3,271
Income tax receivable	14,516	10,823
Assets held for sale	4,841	—

Total current assets	84,950	82,571
Investments	9,402	10,069
Property and equipment, net	16,494	18,091
Finite-lived intangible assets, net	147,434	162,212
Goodwill and indefinite-lived intangible assets	147,408	151,329
Deferred income taxes	23,734	23,358
Other assets	1,801	1,910

Total assets	$431,223	$449,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$15,149	$15,162
Accounts payable	18,181	20,860
Accrued pass-through liabilities	9,654	10,617
Accrued compensation	5,814	7,941
Accrued liabilities	5,301	5,283
Due to sellers of acquired businesses	—	5,017
Deferred revenue	13,017	13,278

Total current liabilities	67,116	78,158
Long-term debt, less current portion	135,095	150,881
Other liabilities	6,447	7,240

Total liabilities	208,658	236,279

Redeemable noncontrolling interest	9,839	7,283

Commitments and contingencies (Note 15)
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,916,664 and 30,955,321 shares as of March 31, 2013, and December 31, 2012, respectively	31	31
Preferred stock, $0.001 par value; authorized: 5,000,000 shares;
Series A Junior Participating: designated: 5,000 shares; no shares outstanding
Series B: designated: 1,600,000 shares; outstanding: 700,000 shares as of March 31, 2013, no shares as of December 31, 2012	1	—
Other comprehensive loss, net of tax	(727)	(867)
Additional paid-in capital	316,419	301,956
Retained earnings (accumulated deficit)	(95,752)	(88,285)

Total The Dolan Company stockholders’ equity	219,972	212,835
Noncontrolling interest	(7,246)	(6,857)

Total stockholders’ equity	212,726	205,978

Total liabilities and stockholders’ equity	$431,223	$449,540

The Dolan Company

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
Revenues
Professional Services	$38,919	$42,103
Business Information	15,776	17,695

Total revenues	54,695	59,798

Operating expenses
Direct operating: Professional Services	20,781	20,020
Direct operating: Business Information	5,999	6,514
Selling, general and administrative	23,236	24,729
Amortization	4,016	4,280
Depreciation	1,993	1,869
Fair value and other adjustments on earnout liabilities and due to seller	(5,021)	81

Total operating expenses	51,004	57,493
Equity in earnings of affiliates	32	425

Operating income	3,723	2,730

Non-operating expense
Interest expense, net of interest income	(2,538)	(2,032)

Income from continuing operations before income taxes	1,185	698
Income tax expense	(785)	(247)

Income from continuing operations	400	451
Discontinued operations, net of tax	(7,351)	(628)

Net loss	(6,951)	(177)
Less: Net (loss) income attributable to redeemable noncontrolling interests	(269)	346

Net (loss) income attributable to The Dolan Company	(7,220)	169
Income allocated to preferred shares	(247)	—

Net (loss) income allocable to common shares	$(7,467)	$169

Earnings per common share – basic and diluted:
Income from continuing operations attributable to The Dolan Company	$—	$0.03
Discontinued operations attributable to The Dolan Company	(0.24)	(0.02)
Net (loss) income allocated to preferred shares	(0.01)	—

Net (loss) income attributable to The Dolan Company common stockholders	(0.25)	0.01

Weighted average shares outstanding - basic	30,328	30,175

Weighted average shares outstanding - diluted	30,328	30,272

The Dolan Company

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities
Net loss	$(6,951)	$(177)
Loss from discontinued operations	7,351	628

Income from continuing operations	400	451
Distributions received from The Detroit Legal News Publishing, LLC	700	700
Distributions paid to holders of noncontrolling interests	(83)	—
Non-cash operating activities:
Amortization	4,016	4,280
Depreciation	1,993	1,869
Equity in earnings of affiliates	(32)	(425)
Share-based compensation expense	707	790
Deferred income taxes and income tax receivable	551	—
Amortization of debt issuance costs	84	100
Non-cash fair value and other adjustment on earnouts and due to seller recorded in connection with acquisitions	(5,021)	81
Changes in operating assets and liabilities:
Accounts receivable and unbilled pass-through costs	6,211	1,216
Prepaid expenses and other current assets	(1,123)	(940)
Other assets	26	1
Accounts payable and accrued liabilities	(6,575)	70
Deferred revenue and other liabilities	(210)	1,597

Cash provided by operating activities - continuing operations	1,644	9,790
Cash used in operating activities - discontinued operations	(135)	(1,546)

Net cash provided by operating activities	1,509	8,244

Cash flows from investing activities
Capital expenditures	(1,691)	(1,256)

Cash used in investing activities - continuing operations	(1,691)	(1,256)
Cash used in investing activities - discontinued operations	(47)	(273)

Net cash used in investing activities	(1,738)	(1,529)

Cash flows from financing activities
Net borrowings (payments) on senior revolving note	2,800	(3,700)
Payments on senior long-term debt	(18,550)	(1,250)
Payments on unsecured notes payable	—	(620)
Proceeds of preferred stock offering, net of offering costs	14,966	—
Payments of deferred financing costs	—	(313)
Other	(48)	(99)

Net cash used in financing activities	(832)	(5,982)

Net change in cash and cash equivalents	(1,061)	733
Cash and cash equivalents at beginning of the period	3,509	752

Cash and cash equivalents at end of the period	$2,448	$1,485